Exhibit 10.ii.a

SALE CONTRACT

SOLD TO:	Cargill, Incorporated	CONTRACT DATE: January 1, 2009
Contract
BILL TO:	Cargill, Incorporated	SHIP TO: Per Exhibit A	No.

COMMODITY:	High Quality White Muriate of Potash (MOP)

PACKING:	Bulk

QUANTITY:	Per Exhibit A (100% of Buyer’s requirements)

PRICE:	Per Exhibit A

PAYMENT TERMS:	Per Exhibit A

SHIPMENT PERIOD:	1/1/09 to 12/31/11

RAIL DEMURRAGE:	Per attached terms and conditions

STATE TONNAGE TAX:	For the account of the Buyer

FREIGHT:

This contract constitutes a purchase of the Commodity by Buyer from Mosaic Crop Nutrition, LLC (“Seller”) on the terms and conditions set forth above and the attached Additional Terms and Conditions. Retention of this Contract without immediate written objection to specific terms and conditions shall constitute Buyer’s acceptance of all terms and conditions incorporated herein. In the event of any inconsistency between this Contract and Buyer’s contract, the terms and conditions hereof shall control.

PLEASE SIGN AND RETURN DUPLICATE COPY
ACCEPTED: Cargill, Incorporated (BUYER)		Mosaic Crop Nutrition, LLC (SELLER)

BY	(DATE)	BY	(DATE)

SALE CONTRACT

ADDITIONAL TERMS AND CONDITIONS

The following terms and conditions are incorporated into this Contract, except to the extent otherwise specifically provided on the face of this Contract.

1. This Contract shall be governed by the laws of the State of Florida. Any controversy or claim arising out of or relating to this Contract or the breach thereof shall be settled by arbitration conducted in Tampa, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association now in effect. Any determination made by the arbitrator(s) shall be final and binding. Judgment on any award may be entered in any court of competent jurisdiction. The arbitrators shall have no authority to award punitive or exemplary damages.

2. Seller’s weights, taken at shipping points, shall be conclusive. No allowances shall be made for waste, leakage, loss or damage after loading and delivery to carrier.

3. All claims on account of weight, quality, deviation from specifications, loss or damage to the Commodity or otherwise are waived by Buyer unless made in writing and delivered to Seller within fifteen (15) days after shipment of the Commodity. All claims must state with particularity the claim made, the basis thereof and include the support therefor. BUYER’S EXCLUSIVE AND SOLE REMEDY OF ANY BREACH OF THIS CONTRACT SHALL BE LIMITED TO, AT SELLER’S OPTION, EITHER REPLACEMENT OF THE NONCONFORMING COMMODITY OR REFUND OF THE PURCHASE PRICE. BUYER FURTHER AGREES THAT SELLER SHALL NOT BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, WHETHER ARISING OUT OF THE NON-DELIVERY, USE, INABILITY TO USE, STORAGE, TRANSPORTATION OR HANDLING OF SAID COMMODITY, OR ANY OTHER CAUSE AND WHETHER THE CLAIM IS BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT.

4. Buyer represents that it is familiar with the characteristics, qualities and potentialities of the Commodity. Seller shall not be liable for the results obtained in using the Commodity sold hereunder, either along or in combination with other substances, and shall not in any case be liable for injury to or death of persons, damages to property or economic loss resulting from or connected with the use, treatment, storage, transportation or handling of the Commodity, whether alone or in combination with any other substances; and Buyer agrees to fully indemnify Seller with respect to any and all of the foregoing.

5. If Buyer (1) fails to furnish shipping instructions within the time specified, (2) fails to order any shipment hereunder within the time specified, (3) fails to supply adequate credit within the time specified, (4) refuses to accept any shipment properly tendered hereunder, (5) fails to tender any payment hereunder when due, or (6) fails to perform in any other respect according to its obligations set out herein, Seller may, in its sole option, and in addition to any other remedies which Seller may have at law or in equity, (i) extend the time of shipment, if applicable; (ii) cancel this Contract, (iii) terminate this Contract as to the portion thereof in default or as to any unshipped balance, or both; or (iv) resell, after 10 days notice to Buyer, any of the Commodity which has been shipped and which Buyer has wrongfully failed or refused to accept, and receive from the Buyer the difference between (x) the Contract price and (y) the price obtained on resale, if the latter be less than the former, as well as any and all indirect, consequential, incidental and special damages.

6. Any payment term requiring Buyer to establish a bank guarantee or a letter of credit shall be a precondition to Seller’s obligation to perform hereunder and any failure to timely establish a bank guarantee or a letter of credit shall constitute a default hereunder. The acceptance by Seller of bank drafts, checks or other media of payment will be subject to immediate collection of the full face value thereof. If, in Seller’s judgment, Buyer’s credit shall become impaired at any time, Seller shall have the right to decline to make shipment hereunder except against a letter of credit, cash advance or other terms acceptable to Seller, in its sole discretion, until such time as Buyer’s credit has been re-established to Seller’s satisfaction. If Buyer shall fail to make prompt payment when due of any amount due hereunder, Buyer shall be liable to Seller for interest on such unpaid amounts at the JPMorgan Chase Bank, N.A. prime rate plus 2 percent (or at the highest lawful rate whichever is less) from the date such payment is due until the date paid hereunder. Such interest shall be due and payable on demand, and any interest not paid when due shall be added to the overdue sum and itself bear interest accordingly.

7. Any and all taxes, assessments, duties, inspection fees or other charges now or hereafter imposed by any government, governmental agency or governmental authority in respect to the sale, delivery, shipment, procurement, manufacture, importation, exportation, possession, ownership or use of the Commodity shall be paid by Buyer. Seller shall be under no obligation to contest the validity of any tax, assessment, duty, inspection fee or other charge. Buyer shall obtain, at its own cost and expense, any and allocations, franchises, permits, fertilizer registrations, licenses and other grants required by any governmental agency or governmental authority with respect to the Commodity.

8. All demurrage, detention charges, pump charges and special equipment charges are for Buyer’s account.

9. Any increase between freight and insurance charges now in effect and the charges actually payable when the Commodity is shipped, whether such increase results from changes in rates, changes in route or any other cause, shall be for Buyer’s account.

10. If this Contract provides for deliveries over a period exceeding one month, Seller shall not be obligated to deliver in any 30-day period more than approximately equal monthly quantities, in relation to the total amount of this Contract, and Seller may make shipments of the total amount in such equal monthly quantities.

11. Risk of loss of the Commodity shall shift to Buyer upon delivery of the Commodity from Seller to carrier, without regard to responsibility for payment of freight or insurance.

12. Buyer represents and warrants that it is solvent as of the date of this Contract. Acceptance of any delivery under this Contract shall constitute a representation of solvency on the delivery date.

13. Seller warrants only that it has good title to the Commodity covered hereby and that the Commodity conforms to the specifications stated herein. SELLER MAKES NO OTHER WARRANTY OF ANY KIND WHATEVER, EXPRESS, IMPLIED OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SELLER. THERE ARE NO ORAL AGREEMENTS OR WARRANTIES COLLATERAL TO OR AFFECTING THIS CONTRACT.

14. Seller shall not be liable in any respect for failure or delay in the fulfillment or performance of this Contract, including but not limited to the obligation to make deliveries, if performance is hindered or prevented, directly or indirectly, by war; riots; embargo; national emergency; inadequate transportation facilities; plant breakdowns; inability to secure fuel, power, material or labor; fire, flood, windstorm or other acts of God; strikes, lockouts or other labor disturbances (whether among employees of Seller or others); orders or acts of any government, governmental agency or governmental authority; or any other cause of like or different kind beyond seller’s reasonable control. In the event seller is unable to supply the total requirements of its customers, Seller may allocate its available supply of the Commodity among its customers in a manner determined by Seller to be fair and equitable.

15. Unless this sale is made basis Seller’s weight and/or analysis, in the event of a dispute as to weight or analysis of any shipment, an independent determination of weight and/or analysis by a mutually agreed surveyor or laboratory shall be binding upon the parties. If the Commodity meets or exceeds the specification, the cost of such determination shall be for Buyer’s account, in all other cases, the cost shall be for Seller’s account.

16. The Commodity shall be loaded and discharged subject to the rules of the respective mode of transport employed.

17. No terms or conditions in Buyer’s purchase order, acknowledgment form, or other document issued by Buyer which conflict with the terms and conditions hereof, or which increase or modify Seller’s obligations hereunder, shall be binding on Seller unless specifically identified and accepted in writing by Seller. None of the terms and conditions contained in this Contract may be added to, modified, superseded or otherwise altered except with written consent of an authorized representative of Seller. Buyer represents and warrants to Seller that Buyer is a merchant with respect to the purchase of the Commodity.

18. Seller expressly reserves the right to cause the liquidation or cancellation of this Contract because of: (a) the insolvency or financial condition of the Buyer; (b) the commencement of a case or the appointment of or a taking of possession by trustee or custodian under 11 U.S.C. Sections 101 et seq. or successor legislation in effect as of the date hereof; (c) any and all other defaults of the terms and conditions specified herein, either directly or by reference; or (d) the institution of price or quantity controls by any governmental agency or governmental authority which are lower than the price or less than the quantity under this Contract.

19. Without limiting Seller’s pursuit of any and all other rights and remedies available to it, it is expressly agreed that this Contract is subject to Seller’s right to set off its obligations hereunder against any debts, claims or obligations owed by Buyer under or in connection with this Contract, or any other contracts between the parties, including but not limited to the right to set off provided in 11 U.S.C. Section 362(b)(6).

20. The rights and obligations of the Buyer under this Contract are not assignable without the prior written consent of Seller. If any part of this Contract is found to be void or unenforceable, the provisions hereof shall be severable and those provisions which are lawful shall remain in full force and effect.

(376946)